As Filed with the Securities and Exchange Commission on June 7, 2006

REGISTRATION NO. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_______________

FORM S-8

POST-EFFECTIVE AMENDMENT NO. 1 TO

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_______________

WELLSFORD REAL PROPERTIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

_______________

MARYLAND	13-3926898
(State of Incorporation)	(I.R.S. Employer Identification No.)

535 Madison Avenue, 26th Floor, New York, New York 10022
(Address of Principal Executive Offices Including Zip Code)

WELLSFORD REAL PROPERTIES, INC. ROLLOVER STOCK OPTION PLAN

WELLSFORD REAL PROPERTIES, INC. 1997 MANAGEMENT INCENTIVE PLAN

WELLSFORD REAL PROPERTIES, INC. 1998 MANAGEMENT INCENTIVE PLAN

(Full Title of the Plan)

_______________

Jeffrey H. Lynford

Chief Executive Officer

Wellsford Real Properties, Inc.

535 Madison Avenue, 26th Floor

New York, New York 10022

(212) 838-3400

(Name, Address and Telephone Number of Agent For Service)

Copies to:

Alan S. Pearce, Esq.

Bryan Cave LLP

1290 Avenue of the Americas

New York, New York 10104

(212) 541-2000

_______________

EXPLANATORY NOTE

This Registration Statement contains a Prospectus pursuant to Form S-3 (in accordance with General Instruction C to Form S-8) which covers reoffers and resales of “control securities” (as such term is defined in Section C of the General Instructions to Form S-8) of Wellsford Real Properties, Inc., a Maryland corporation (“Wellsford” or the “Company”). This Reoffer Prospectus relates to up to 1,551,374 shares of common stock, $0.02 par value per share of the Company (“Common Stock”) that have been or may be issued to certain officers and directors of the Company pursuant to the Wellsford Real Properties, Inc. Rollover Stock Option Plan (the “Rollover Stock Option Plan”), the Wellsford Real Properties, Inc. 1997 Management Incentive Plan (the “1997 Plan”) and the Wellsford Real Properties, Inc. 1998 Management Incentive Plan (the “1998 Plan,” and together with the Rollover Stock Option Plan and the 1997 Plan, the “Plans”).

Pursuant to Rule 429 under the Securities Act, the Reoffer Prospectus included herein is a combined Prospectus which relates to shares of Common Stock heretofore covered by Form S-8 Registration Statement Numbers 333-80539 and 333-134785.

PROSPECTUS

1,551,374 Shares

WELLSFORD REAL PROPERTIES, INC.

535 Madison Avenue, 26th Floor

New York, New York 10022

(212) 838-3400

Common Stock

This Prospectus relates to up to 1,551,374 shares (the “Shares”) of common stock, $0.02 par value per share (the “Common Stock”), of Wellsford Real Properties, Inc., a Maryland corporation (“Wellsford” or the “Company”) which may be offered and sold from time to time by certain stockholders of the Company (the “Selling Stockholders”) who have acquired or will acquire such Shares pursuant to stock options and stock grants issued or issuable under the (i) Wellsford Real Properties, Inc. Rollover Stock Option Plan (the “Rollover Stock Option Plan”); (ii) Wellsford Real Properties, Inc. 1997 Management Incentive Plan (the “1997 Plan”); and (iii) Wellsford Real Properties, Inc. 1998 Management Incentive Plan (the “1998 Plan”). Each of the Rollover Stock Option Plan, 1997 Plan and the 1998 Plan are collectively referred to herein as the “Plans.”

The Company will not receive any of the proceeds from sales of the Shares by any of the Selling Stockholders. The Shares may be offered from time to time by any or all of the Selling Stockholders through ordinary brokerage transactions, in negotiated transactions or in other transactions, at such prices as he or she may determine, which may relate to market prices prevailing at the time of sale or be a negotiated price. See “Plan of Distribution.”  All costs, expenses and fees in connection with the registration of the Shares will be borne by the Company. Brokerage commissions and similar selling expenses, if any, attributable to the offer or sale of the Shares will be borne by the Selling Stockholder.

Each Selling Stockholder and any broker executing selling orders on behalf of a Selling Stockholder may be deemed to be an “underwriter” as defined in the Securities Act of 1933, as amended (the “Securities Act”). If any broker-dealers are used to effect sales, any commissions paid to broker-dealers and, if broker-dealers purchase any of the Shares as principals, any profits received by such broker-dealers on the resale of the Shares, may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Stockholders may be deemed to be underwriting commissions.

Our Common Stock is traded on the American Stock Exchange under the symbol “WRP.” The last reported sale price for our Common Stock on the American Stock Exchange on June 5, 2006 was $7.35 per share.

INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 6.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is June 7, 2006

TABLE OF CONTENTS

Page

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	5
ABOUT WELLSFORD REAL PROPERTIES, INC.	5
RISK FACTORS	6
USE OF PROCEEDS	13
SELLING STOCKHOLDERS	13
PLAN OF DISTRIBUTION	14
LEGAL MATTERS	16
EXPERTS	16
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	16
WHERE YOU CAN FIND MORE INFORMATION	17

You should rely only on the information included in or incorporated by reference into this Prospectus or information we have referred to in this Prospectus. We have not authorized anyone to provide you with information that is different. This Prospectus may only be used where it is legal to sell these securities. This Prospectus is not an offer to sell, or a solicitation of an offer to buy, in any state where the offer or sale is prohibited. The information in this Prospectus is accurate on the date of this Prospectus and may become obsolete later. Neither the delivery of this Prospectus, nor any sale made under this Prospectus will, under any circumstances, imply that the information in this Prospectus is correct as of any date after the date of this Prospectus. Reference to “the Company,” “Wellsford,” “we” or “us” refers to Wellsford Real Properties, Inc.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make statements in this Prospectus and documents incorporated by reference that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. The words “anticipate,” “believe,” “may,” “estimate,” “expect,” “intend,” “would,” “should,” “could,” “might,” “project” and similar expressions, and variations of such terms, are intended to identify forward-looking statements.

All forward-looking statements are subject to certain risks, uncertainties, assumptions, and other factors which may cause our actual results, performance or achievements to differ materially from those expressed in, or implied by such forward-looking statements. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results, performance or achievements could differ materially from those expressed or implied by any such forward-looking statements. Important factors that could cause or contribute to such difference include, among others, those that are discussed under “Risk Factors” in this Prospectus.

Forward-looking statements are not guarantees of performance. Many of the factors that determine these results are beyond our ability to control or predict. You should not place undue reliance on such forward-looking statements which speak only as to their dates. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Therefore, you should carefully consider the information set forth under the heading “Risk Factors.”

ABOUT WELLSFORD REAL PROPERTIES, INC.

Wellsford Real Properties, Inc. (and subsidiaries, collectively, the “Company”) was formed as a Maryland corporation on January 8, 1997, as a corporate subsidiary of Wellsford Residential Property Trust (the “Trust”). On May 30, 1997, the Trust merged (the “Merger”) with Equity Residential (“EQR”). Immediately prior to the Merger, the Trust contributed certain of its assets to the Company and the Company assumed certain liabilities of the Trust. Immediately after the contribution of assets to the Company and immediately prior to the Merger, the Trust distributed to its common stockholders all of the outstanding shares of the Company owned by the Trust.

The Company was originally formed to operate as a real estate merchant banking firm to acquire, develop, finance and operate real properties and invest in private and public real estate companies. The Company’s remaining primary operating activities are the development, construction and sale of three residential projects. Previously, the Company’s activities had been categorized into three strategic business units (“SBUs”) within which it executed its business plans: (i) Commercial Property Activities; (ii) Debt and Equity Activities; and (iii) Residential Activities.

On May 19, 2005, the Company’s Board of Directors (the “Board”) approved the Plan of Liquidation (the “Plan of Liquidation”) and on November 17, 2005, the Company’s stockholders adopted the Plan of Liquidation. The Plan of Liquidation contemplates the orderly sale of each of the Company’s remaining assets, which are either owned directly or through the Company’s joint ventures, the collection of all outstanding loans from third parties, the orderly disposition or completion of construction of development properties, the discharge of all outstanding liabilities to third parties and, after the establishment of appropriate reserves, the distribution of all remaining cash to stockholders. The initial liquidating distribution of $14.00 per share was made on December 14, 2005.

The Company currently contemplates that approximately 36 months after the approval of the Plan of Liquidation any remaining assets and liabilities would be transferred into a liquidating trust. The liquidating trust would continue in existence until all liabilities have been settled, all remaining assets have been sold and proceeds distributed and the appropriate statutory periods have lapsed.

The Company’s Consolidated Statement of Net Assets in Liquidation (liquidation basis) at March 31, 2006 (unaudited) reflects net assets in liquidation of approximately $53,384,000 or $8.25 per share based upon 6,471,179 shares of Common Stock outstanding. Reported amounts for net assets in liquidation present development projects at estimated net realizable value at each respective date after giving effect to the discounting of estimated net proceeds therefrom. All other assets are presented at estimated net realizable value on an undiscounted basis. The amount also includes a reserve for future estimated general and administrative expenses and other costs during the liquidation. There can be no assurance that these estimated values will be realized. Such amounts should not be taken as an indication of the timing or amount of future distributions to be made by the Company.

The timing and amount of interim liquidating distributions (if any) and the final liquidating distribution will depend on the timing and amount of proceeds the Company will receive upon the sale of the remaining assets and the extent to which reserves for current or future liabilities are required. Accordingly, there can be no assurance that there will be any interim liquidating distributions prior to a final liquidating distribution.

The Company’s executive offices are located at 535 Madison Avenue, 26th Floor, New York, New York, 10022; telephone, (212) 838-3400; web address, www.wellsford.com; e-mail, wrpny@wellsford.com. To access the Company’s other documents filed with the Securities and Exchange Commission (“SEC”), visit www.wellsford.com. The Company had 14 employees as of March 31, 2006.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. Prospective purchasers of the Common Stock should consider carefully the following risk factors relating to the business of the Company, together with the information set forth elsewhere in this Prospectus or incorporated herein by reference, prior to making an investment decision. The risks can generally be divided into three categories: risks relating to the Plan of Liquidation; risks relating to our properties and assets; and risks relating to our organization and structure. In addition to other information contained or incorporated herein, the following is a discussion of the risk factors that we believe are material at this time. These risks and uncertainties are not the only ones facing us and there may be additional matters that we are unaware of or that we currently consider immaterial. All of these could adversely affect our business, results of operations and financial condition and the timing and amount of liquidating distributions to our stockholders pursuant to the Plan of Liquidation.

Risks related to the Plan of Liquidation

On December 14, 2005, we made an initial liquidating distribution of $14.00 per share to our stockholders. We cannot assure our stockholders of the timing, nature or amount of any further liquidating distributions.

If our stockholders believe that we will be unable to complete our Plan of Liquidation in a timely manner or if liquidating distributions do not meet current estimates, the market price of our Common Stock may decline. Further, if we make additional liquidating distributions to our stockholders, our stock price will decline and our Common Stock will likely become less liquid.

As a result of the adoption of the Plan of Liquidation, our basis of accounting has changed from the going-concern basis to that of the liquidation basis of accounting. Under the liquidation basis of accounting, assets are stated at their estimated net realizable value and liabilities are stated at their estimated settlement amounts, which estimates will be periodically reviewed and adjusted as appropriate. The valuation of assets at their net realizable value and liabilities at their anticipated settlement amounts represent estimates, based on present facts and circumstances, of the net realizable value of assets and the costs associated with carrying out the Plan of Liquidation and dissolution based on certain assumptions. The Company’s Consolidated Statement of Net Assets in Liquidation (liquidation basis) at March 31, 2006 (unaudited) reflects net assets in liquidation of approximately $53,384,000 or $8.25 per share based upon 6,471,179 shares of Common Stock outstanding. The actual values and costs associated with carrying out the Plan of Liquidation are expected to differ from this amount because of the inherent uncertainty and will be greater than or less than the amounts recorded. Such differences may be material. In particular, the estimates of the Company’s costs will vary with the length of time it operates. In addition, the estimate of net assets in liquidation does not incorporate a present value discount except for projects under development. Accordingly, it is not possible to predict the aggregate amount which will ultimately be distributable to stockholders and no assurance can be given that the aggregate amount of liquidating distributions will equal or exceed the estimate of net assets in liquidation or the price or prices at which the Company’s Common Stock has traded or is expected to trade in the future.

Generally, equity and debt real estate investments are relatively difficult to buy and sell quickly. In addition, as a result of the adoption of the Plan of Liquidation, potential purchasers of our assets may try to take advantage of our liquidation process and offer less-than-optimal prices for our assets. We cannot predict how these factors and changes in local real estate markets and the national economy or other factors may affect the prices that we can obtain from the sales of single family homes and condominiums in the liquidation process or the timing of such sales.

The actual amount available for liquidating distributions to our stockholders could be more or less than anticipated or could be delayed, depending on a number of other factors including (i) unknown liabilities or claims, (ii) unexpected or greater or lesser than expected expenses, and (iii) greater or lesser than anticipated net proceeds of asset sales. In addition, if we sold our land at East Lyme, Connecticut (“East Lyme”) to another developer, or our joint venture interest in the Claverack, New York project (“Claverack”) to our partner in that venture, the net proceeds from such a sale or sales may be less than the net proceeds that could have been received from the sale of completed residential units.

The timing and amount of interim liquidating distributions (if any) and final liquidating distributions will depend on the timing and amount of proceeds the Company will receive upon the sale of the remaining assets and the extent to which reserves for current or future liabilities are required. Accordingly, there can be no assurance that there will be any liquidating distributions prior to a final liquidating distribution. Subsequent liquidating distributions could be made after the Company has been dissolved and its assets and liabilities have been transferred to a liquidating trust.

The Board may abandon the Plan of Liquidation without further stockholder approval. Furthermore, the Board may modify the Plan of Liquidation as necessary, but any material amendment requires stockholder approval. Thus, we may decide to conduct the liquidation differently than as previously described, to the extent we are permitted to do so by Maryland law.

Historically, our stock has been thinly traded. In the absence of an active public trading market, an investor may be unable to sell his or her Common Stock. Moreover, as a result of the adoption of the Plan of Liquidation, our Common Stock may no longer be eligible for listing on the American Stock Exchange (“AMEX”). Being delisted by the AMEX would further decrease the market demand and liquidity for, and price of, our Common Stock.

Under Maryland law, certain obligations or liabilities imposed by law on our stockholders, directors, or officers cannot be avoided by the dissolution of a company. For example, if we make liquidating distributions to our stockholders without making adequate provisions for payment of creditors’ claims, our stockholders would be liable to the creditors to the extent of the unlawful distributions. The liability of any stockholder is, however, limited to the amounts previously received by such stockholder from us (and from any liquidating trust). Accordingly, in such event, a stockholder could be required to return all liquidating distributions previously made to such stockholder and a stockholder could receive nothing from us under the Plan of Liquidation. Moreover, in the event a stockholder has paid taxes on amounts previously received as a liquidating distribution, a repayment of all or a portion of such amount could result in a stockholder incurring a net tax cost if the stockholder’s repayment of an amount previously distributed does not cause a commensurate reduction in taxes payable. Therefore, to the extent that we have underestimated the size of our contingency reserve and liquidating distributions to our stockholders have already been made, our stockholders may be required to return some or all of such liquidating distributions.

We intend to close our transfer books on the date on which we file Articles of Dissolution with the State Department of Assessments and Taxation of Maryland (the “Final Record Date”). The Final Record Date is currently anticipated to be approximately 36 months after the approval of the Plan of Liquidation by our stockholders, which occurred on November 17, 2005, or such other time as our Board transfers all of our remaining assets into a liquidating trust. At that time, your Common Stock in the Company will be converted to interests in a liquidating trust which are likely to be non-transferable except in certain limited circumstances.

At any time, we may transfer to a liquidating trust any assets not sold or distributed, subject to outstanding liabilities. If a liquidating trust were established, we would distribute to the then holders of our Common Stock interests in the liquidating trust in proportion to the number of shares of Common Stock owned by such stockholders. The distribution would be a taxable event to stockholders who are subject to U.S. income tax, and there is not likely to be an accompanying distribution of cash or other assets with which to satisfy the resulting tax liability. A gain would be recognized to the extent the value of such liquidating distribution (based on the Company’s net assets at such time) is greater than such stockholder’s basis in their Common Stock. In addition, such stockholders would be treated as the owners of a pro rata portion of each asset received by and held by the liquidating trust and would be required to take into account in computing taxable income a pro rata share of each item of income, gain and loss of the liquidating trust. Such stockholders would also recognize taxable gain or loss when all or part of their pro rata portion of an asset is disposed of for an amount greater or less than their pro rata portion of the tax basis of such asset at the time of its disposition.

Historically, extraordinary corporate actions, such as the Plan of Liquidation, often lead to securities class action lawsuits being filed against a company. At May 3, 2006, we were not aware of any pending securities class action lawsuits relating to the Plan of Liquidation. However, in the event such litigation should occur, it is likely to be expensive and, even if we ultimately prevail, the process will be time consuming and will divert management’s attention from implementing the Plan of Liquidation and otherwise operating our business. If we do not prevail in any such lawsuit, we may be liable for damages, the validity of our stockholder’s approval of the Plan of Liquidation may be challenged, or we may be unable to complete some transactions that we contemplate as part of the Plan of Liquidation. We cannot predict the outcome or the amount of expenses and damages but the amounts could have a material adverse effect on our business, results of operations and financial condition and the timing and amount of liquidating distributions to our stockholders.

Risks related to our properties and assets

The value of our real estate assets are subject to certain risks applicable to our assets and inherent in the real estate industry which, if they materialize, could have a material adverse effect on our business, results of operations and financial condition and the timing and amount of liquidating distributions to our stockholders and include:

•	downturns in the national, regional and local economies where our properties are located;
•	macroeconomic as well as specific regional and local market conditions;
•	competition from other for-sale housing developments;
•	local real estate market conditions, such as oversupply of, or reduction in demand for, residential homes and condominium units;
•	increased operating and construction costs, including insurance premiums, utilities, building materials, labor and real estate taxes;
•	increases in interest rates; and
•	costs of complying with environmental, zoning, and other laws.

We currently intend to continue to develop residential projects at the Gold Peak phase of our Palomino Park development in Colorado (“Gold Peak”), East Lyme and Claverack, through the subdivision, construction, and sale of condominium units or single family homes. Alternatively, or in combination, we may sell the East Lyme projects to another developer and sell our joint venture interest in Claverack to our partner in that venture, thus foregoing potential development profits associated with these properties. Our development and construction activities give rise to additional risks, which, if they materialize, could have a material adverse effect on our business, results of operations and financial condition and the timing and amount of liquidating distributions to our stockholders and include:

•	the possibility that we may abandon development opportunities after expending significant resources to determine feasibility;
•

the possibility that we may not obtain construction financing on reasonable terms and conditions or an increased number of building lots for the Claverack project, which would affect the number of single family homes we can build and sell;

•

the possibility that development, construction, and the sale of our projects may not be completed on schedule resulting in increased debt service expense, construction costs and general and administrative expenses;

•

the inability to obtain, or costly delays in obtaining, zoning, land-use, building, occupancy and other required governmental permits and authorizations, which could delay or prevent commencement of development activities or delay completion of such activities;

•	the fact that properties under development or acquired for development usually generate little or no cash flow until completion of development and sale of a significant number of homes or condominium units and may experience operating deficits after the date of completion and until such homes or condominium units are sold;

•	increases in the cost of construction materials; and
•	the inability to obtain proceeds from borrowings on terms financially advantageous to us or raise alternate equity capital.

Risks associated with the sale of properties which, if they materialize, could have a material adverse effect on our business, results of operations and financial condition and the timing and amount of liquidating distributions to our stockholders and include:

•	lack of demand by prospective buyers;
•	inability to find qualified buyers;
•	inability of buyers to obtain satisfactory financing;
•	lower than anticipated sale prices; and
•	the inability to close on sales of properties under contract.

The Company has direct and indirect equity investments in Reis, Inc. (“Reis”), a real estate information and database company which provides real estate market information to institutional investors. Our estimate of the total liquidation value of the Company assumes a sale of Reis. At March 31, 2006 the carrying amount of the Company’s aggregate investment in Reis was approximately $20,000,000 (liquidation basis). The Company’s investment represents approximately 21% of Reis’ equity on an as converted basis. In the first quarter of 2006, Reis was considering offers from potential purchasers ranging between $90,000,000 and $100,000,000 to acquire 100% of its stock. Based on these offers, in estimating the net realizable value for its investment in Reis at December 31, 2005, the Company utilized $90,000,000 of net proceeds in valuing Reis. If Reis is sold at that amount, the Company will receive approximately $20,000,000 of proceeds, subject to escrow holdbacks. While these potential sale proceeds are now reflected in the Company’s net realizable value presentation, there is no assurance that this transaction will be consummated. Subsequent to March 13, 2006, Reis entered into a letter of intent with one of the potential purchasers and is currently negotiating a contract with the purchaser. The economic terms of the letter of intent and the draft contract are within the range listed above and would support the Company’s $20,000,000 valuation of Reis at March 31, 2006. There is no assurance that if this current transaction is not consummated, that Reis will sell the company to another party at the same price or at all. We only own a minority interest in Reis and therefore, we have no control over whether or when a sale would take place or at what price. It is likely that if we sold our interest in Reis outside of the context of the sale of Reis as an entity to a third party, we would receive a substantially discounted purchase price to reflect the fact that our interest represents a minority interest and is relatively illiquid. Any attempt to sell our interest independently of concurrent sales by other Reis stockholders may be restricted or impeded as a result of agreements made among Reis’ stockholders or with Reis. These provisions may also decrease the value of the interest being sold. Furthermore, a portion of our ownership interest in Reis is through an entity in which we have two partners, all of whom must consent to any disposition of assets owned by that entity.

We have current and future obligations to creditors. Claims, liabilities and expenses from operations (such as operating costs, salaries, bonus and retention payments, directors’ and officers’ insurance, payroll and local taxes, legal, accounting and consulting fees and miscellaneous office expenses) will continue to be incurred through the liquidation process. As part of this process, we will attempt to satisfy any obligations with creditors remaining after the sale of our assets. These expenses will reduce the amount of assets available for ultimate distribution to our stockholders. To the extent our liabilities exceed the estimates that we have made, the amount of liquidating distributions to our stockholders will be reduced.

Some of our development projects have incurred, and may incur, debt, in which case a third party lender would be entitled to cash flow generated by such investments until such debt is repaid. As a result of such borrowings, we would be subject to certain risks normally associated with debt financing which, if they materialize, could have a material adverse effect on our business, results of operations and financial condition and the timing and amount of liquidating distributions to our stockholders, including the risk that cash flow from sales of homes or condominium units will be insufficient to meet required payments of principal and interest, the risk that existing debt will not be able to be refinanced, the risk that the terms of such refinancings will not be as favorable to us and the risk that we will not be able to obtain modifications to increase borrowing capacity on existing construction loans. Such borrowings will increase the risk of loss on an investment which utilizes borrowings. If we default on secured indebtedness, the lender may foreclose and we could lose our entire investment in the security for such loan.

We currently have, and may incur additional indebtedness that bears interest at variable rates. Accordingly, if interest rates increase, so will our interest costs, which may have a material adverse effect on our business, results of operations and financial condition and the timing and amount of liquidating distributions to our stockholders. The Company has limited its exposure to existing variable rate debt by purchasing interest rate caps. The expiration dates of these interest rate caps occur before the estimated completion dates of the construction.

Our debt obligations may require us to comply with a number of financial and other covenants on an ongoing basis. Some of those obligations may restrict our ability to make liquidating distributions to our stockholders, incur additional debt and engage in certain transactions and make certain types of investments and take other actions. In other cases, failure to comply with covenants may limit our ability to borrow funds or cause a default under one or more of our then existing loans, possibly causing acceleration of the unpaid principal balance.

Neither our organizational documents nor those of entities in which we invest contain any limitation on the amount of debt incurred. Accordingly, we and such entities could incur significant amounts of debt, resulting in increases in debt service payments which could increase the risk of default on indebtedness.

We have co-invested with third parties through partnerships, joint ventures or other entities including ventures where decisions require shared approval with third parties. Investments in partnerships, joint ventures, or other entities may, under certain circumstances, involve risks that would not be present were a third party not involved, including: the possibility that our partners or co-venturers might become bankrupt or otherwise fail to fund their share of required capital contributions; that such partners or co-venturers might at any time have economic or other business interests or goals which are inconsistent with our business interests or goals; that such partners or co-venturers may be in a position to take action contrary to our instructions, requests, policies or objectives; we cannot agree with our partners on the sale of properties; and we will not be able to exercise sole decision-making authority. In addition, we may in certain circumstances be liable for the actions of third-party partners or co-venturers.

Uninsured and underinsured losses may affect the value of our properties or assets. There are certain types of losses, such as losses resulting from wars, terrorism, earthquakes, floods, hurricanes or other acts of God that may be uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to that property or asset.

Properties with environmental problems may create liabilities for us. Under Federal, state and local environmental laws, ordinances and regulations, we may be required to investigate and clean up the effects of releases of hazardous or toxic substances at our properties, regardless of our knowledge or responsibility, simply because of current or past ownership or operation of the real estate by us or by a joint venture in which we have an interest. If certain environmental problems arise, we may have to make substantial payments which could have a material adverse effect on our business, results of operations and financial condition and the timing and amount of liquidating distributions to our stockholders. Costs associated with the foregoing could be substantial and in extreme cases could exceed the value of the contaminated property. The presence of hazardous or toxic substances or the failure to properly remediate contamination could have a material adverse effect on our ability to borrow against or sell an affected property. In addition, applicable environmental laws create liens on contaminated sites in favor of the government for damages and costs it incurs in connection with a contamination. The one environmental problem of which we are aware relates to the East Lyme Land which was recently acquired. The land requires remediation of pesticides used on the property when it was an apple orchard, the cost of which has been considered in evaluating the carrying amount of the property at March 31, 2006.

Our properties are subject to various Federal, state and local regulatory requirements, such as state and local fire and life safety requirements and the Americans with Disabilities Act. If we fail to comply with these requirements, we could incur fines or be subject to private damage awards. Compliance with requirements may require significant unanticipated expenditures by us. Such expenditures could have a material adverse effect on our business, results of operations and financial condition and the timing and amount of liquidating distributions to our stockholders.

Risks related to our organization and structure

We are dependent on key personnel. Jeffrey H. Lynford has been Chairman of the Board since our formation in 1997. He has also been our President and Chief Executive Officer since April 1, 2002. Mr. Lynford’s employment agreement with us expires December 31, 2007. We also depend on the services of David M. Strong, our Senior Vice President for Development, specifically with respect to the Gold Peak project. Mr. Strong’s employment agreement with us expires on December 31, 2007. The loss of the services of either Mr. Lynford or Mr. Strong could have a material adverse effect on our business, including the terms and conditions under which we dispose of our assets and continued availability of bank loans, results of operations and financial condition and the timing and amount of liquidating distributions to our stockholders. Furthermore, Mr. Lynford’s contract provides that since the Company has disposed of all or substantially all of two of its business units, he is no longer required to devote substantially all of his time, attention and energies during business hours to the Company’s activities. He may now perform services for and engage in business activities with other persons so long as such services and activities do not prevent him from fulfilling his fiduciary responsibilities to the Company. Our business operations and ability to complete the Plan of Liquidation in a timely manner and sell our assets for the estimated proceeds could be negatively impacted if we are unable to retain the services of Messrs. Lynford and Strong, as well as other key personnel, or hire suitable replacements.

Mr. Lynford and Mr. Lowenthal, one of our directors, may have conflicts of interest. Mr. Lynford is the brother of Lloyd Lynford, a stockholder, director and the President of Reis. Mr. Lowenthal has served on the board of directors of Reis since the third quarter of 2000.

Our Board is divided into three classes, each consisting of one to three directors. The directors in each class serve for a three-year term with staggering expirations. This staggering may discourage offers for us or make an acquisition of us more difficult, even when an acquisition is in the best interest of our stockholders.

Our charter authorizes the Board to establish one or more series of preferred shares and the preferences and other terms of such series. Although the Board has no intention to do so, it could issue a series of preferred shares that could impede or prevent a merger, tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interest.

Under Maryland law, certain “business combinations” (including certain issuances of equity securities) between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of the corporation’s shares or an affiliate thereof are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Our Board has exempted from the Maryland statute any business combinations with Messrs. Lynford and Lowenthal or any of their affiliates or any other person acting in concert or as a group with any of such persons and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between such persons and us.

Currently, we believe that either we are not within the definition of “investment company” as that term is defined under the Investment Company Act of 1940 (the “1940 Act”) or, alternatively, may rely on one or more of the 1940 Act’s exemptions. We intend to continue to conduct our operations in a manner that will exempt us from the registration requirements of the 1940 Act. If we were deemed to be an investment company because of our investment securities holdings, we must register as an investment company under the 1940 Act. The 1940 Act places significant restrictions on the capital structure and corporate governance of a registered investment company, and materially restricts its ability to conduct transactions with affiliates. Compliance with the 1940 Act could also increase our operating costs. Such changes could have a material adverse affect on our business, results of operations and financial condition and the timing and amount of liquidating distributions to our stockholders.

The Company has net operating loss (“NOL”) carryforwards for Federal income tax purposes, aggregating approximately $61,100,000 at December 31, 2005, which expire in the years 2007 through 2024 and are subject to an annual and aggregate limit on utilization of NOLs after an ownership change, pursuant to Section 382 of the Internal Revenue Code (“Section 382”). Ownership changes as set forth in Section 382 may have occurred during 2005. Any limitation on the utilization of NOLs may be mitigated as a result of recognizing any net unrealized built-in gains that existed at ownership change dates. If the Company determines that such a change in ownership did occur during 2005, there would not be a material impact to the consolidated financial statements.

USE OF PROCEEDS

The proceeds from the sale of the Shares offered pursuant to this Prospectus are solely for the account of the Selling Stockholders. We will not receive any proceeds from the sale of the Shares by the Selling Stockholders.

SELLING STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of Shares by the Selling Stockholders as of May 31, 2006, and the number of Shares being offered by this Prospectus. The Selling Stockholders may offer all, some or none of their Shares. Each Selling Stockholder will receive all of the net proceeds from the sale of his respective Shares offered hereby.

Name of Selling Stockholder	Nature of Position	Shares Beneficially Owned Prior to Offering(1)	Shares Being Offered(2)	Shares Beneficially Owned After Completion of Offering	Percentage of Shares Beneficially Owned After Completion of Offering(3)
Jeffrey H. Lynford	Chairman of the Board, Chief Executive Officer, President and Director	1,111,642	909,261	202,381	3.1%
David M. Strong	Senior Vice President - Development	264,356	238,657	25,699	*
Mark S. Germain	Director	218,158	214,922	3,236	*
Douglas Crocker II	Director	115,504	108,778	6,726	*
Meyer S. Frucher	Director	44,310	44,310	--	*
Mark P. Cantaluppi	Vice President and Chief Financial Officer	26,201	17,723	8,478	*
William H. Darrow II	Vice President and Managing Director	22,161	17,723	4,438	*

___________________________________________

*	Less than 1.0%
(1)	Shares Beneficially Owned as of May 31, 2006.

(2)       Represents the maximum number of Shares issued under the Plans that could be sold under this Prospectus if the holder exercised all of his or her options when vested and sold the underlying Shares. Does not constitute a commitment to sell any or all of the stated number of Shares. The number of Shares to be sold shall be determined from time to time by each Selling Stockholder in his or her discretion.

(3)       Based on 6,471,179 shares of Common Stock outstanding as of May 31, 2006. As used in this table, a beneficial owner of a security includes any person who, directly or indirectly, through contract, arrangement, understanding, relationship or otherwise has or shares (a) the power to vote, or direct the voting of, such security or (b) investment power which includes the power to dispose, or to direct the disposition of, such security. In addition, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	In public or privately negotiated transactions;
•	In transactions involving principals or brokers;
•	In a combination of such methods of sale; or
•	Any other lawful methods.

Although sales of the Shares are, in general, expected to be made at market prices prevailing at the time of sale, the Shares may also be sold at prices related to such prevailing market prices or at negotiated prices, which may differ considerably.

When offering the shares covered by this Prospectus, each of the Selling Stockholders and any broker-dealers who sell the shares for the Selling Stockholders may be “underwriters” within the meaning of the Securities Act, and any profits realized by such Selling Stockholders and the compensation of such broker-dealers may be underwriting discounts and commissions.

Sales through brokers may be made by any method of trading authorized by any stock exchange or market on which the shares may be listed, including block trading in negotiated transactions. Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the shares covered by this Prospectus, either as agents for others or as principals for their own accounts, and reselling such shares pursuant to this Prospectus. The Selling Stockholders may effect such transactions directly, or indirectly through underwriters, broker-dealers or agents acting on their behalf. In connection with such sales, such broker-dealers or agents may receive compensation in the form of commissions, concessions, allowances or discounts, any or all of which might be in excess of customary amounts.

Each of the Selling Stockholders is acting independently of us in making decisions with respect to the timing, manner and size of each sale of shares. We have not been advised of any definitive selling arrangement at the date of this Prospectus between any Selling Stockholder and any broker-dealer or agent.

To the extent required, the names of any agents, broker-dealers or underwriters and applicable commissions, concessions, allowances or discounts, and any other required information with respect to any particular offer of the shares by the Selling Stockholders, will be set forth in a Prospectus Supplement.

The expenses of preparing and filing this Prospectus and the related Registration Statement with the Securities and Exchange Commission will be paid entirely by us.

Shares of Common Stock covered by this Prospectus also may qualify to be sold pursuant to Rule 144 under the Securities Act, rather than pursuant to this Prospectus. The Selling Stockholders have been advised that they are subject to the applicable provisions of the Exchange Act including without limitation, Rule 10b-5 thereunder.

Neither we nor the Selling Stockholders can estimate at the present time the amount of commissions or discounts, if any, that will be paid by the Selling Stockholders on account of their sales of the shares from time to time.

The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus.

The Company has advised each Selling Stockholder that it may not use shares registered on this Registration Statement to cover short sales of Common Stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. If a Selling Stockholder uses this Prospectus for any sale of the Common Stock, it will be subject to the Prospectus delivery requirements of the Securities Act. The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholders in connection with resales of their respective shares under this Registration Statement.

LEGAL MATTERS

Certain legal matters have been passed upon for our Company by Bryan Cave LLP, New York, New York. Certain matters of Maryland law have been passed upon for our Company by Venable LLP, Baltimore, Maryland.

EXPERTS

The consolidated financial statements of Wellsford Real Properties, Inc., and Subsidiaries (Company) appearing in Company’s Annual Report on Form 10-K for the year ended December 31, 2005, (including the schedule appearing therein) and the Company’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Wellsford/Whitehall Group, L.L.C. and Subsidiaries appearing in the Annual Report on Form 10-K of Wellsford Real Properties, Inc. and Subsidiaries for the year ended December 31, 2005 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference into this Prospectus is considered to be part of this Prospectus, and information that we file later with the SEC automatically will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

(1)  The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed on March 16, 2006;

(2)  The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006, filed on May 3, 2006;

(3)  The Company’s Current Reports on Form 8-K, filed on January 31, 2006, March 13, 2006 and March 24, 2006;

(4)  Our Proxy Statement relating to our Annual Meeting of Stockholders to be held on June 12, 2006, filed on April 28, 2006; and

(5)  The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 10 (File No. 001-12917) filed with the SEC on April 23, 1997, Form 8-K filed with the SEC on June 16, 2000, and the documents incorporated therein by reference, including any subsequently filed amendments and reports updating such description.

You may request a copy of these filings (including exhibits to such filings that we have specifically incorporated by reference in such filings), at no cost, by writing or telephoning our executive offices at the following address: Wellsford Real Properties, Inc., Investor Relations, 535 Madison Avenue, 26th Floor, New York, New York 10022, (212) 838-3400.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and in accordance therewith we are required to file periodic reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed by us can be inspected and copied at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549, at the prescribed rates. The SEC also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants that file electronically. The address of such site is http://www.sec.gov. Please call 1-800-SEC-0330 for further information on the operation of the SEC’s Public Reference Room.

Our Common Stock is quoted on the AMEX under the symbol “WRP.”

With respect to our Common Stock, this Prospectus omits certain information that is contained in the registration statement on file with the SEC, of which this Prospectus is a part. For further information with respect to us and our Common Stock, reference is made to the registration statement, including the exhibits incorporated therein by reference or filed therewith. Statements herein contained concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit or incorporated by reference to the registration statement. The registration statement and the exhibits may be inspected without charge at the offices of the SEC or copies thereof obtained at prescribed rates from the public reference section of the SEC at the addresses set forth above.

You should rely on the information contained in this Prospectus and in the registration statement as well as other information you deem relevant. We have not authorized anyone to provide you with information different from that contained in this Prospectus. This Prospectus is an offer to sell, or a solicitation of offers to buy, securities only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or any sale or exchange of securities, however, we have a duty to update that information while this Prospectus is in use by you where, among other things, any facts or circumstances arise which, individually or in the aggregate, represent a fundamental change in the information contained in this Prospectus or any material information with respect to the plan of distribution was not previously disclosed in the Prospectus or there is any material change to such information in the Prospectus. This Prospectus does not offer to sell or solicit any offer to buy any securities other than our Common Stock to which it relates, nor does it offer to buy any of these securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company incorporates by reference the following SEC filings into this registration statement:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed on March 16, 2006;
•	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006, filed on May 3, 2006;
•	The Company’s Current Reports on Form 8-K, filed on January 31, 2006, March 13, 2006 and March 24, 2006; and
•

The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 10 (File No. 001-12917) filed with the SEC on April 23, 1997, Form 8-K filed with the SEC on June 16, 2000, and the documents incorporated therein by reference, including any subsequently filed amendments and reports updating such description.

All documents filed by the Company and the Plans with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Articles of Amendment and Restatement of the Company (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-11 (File No. 333-32445) filed with the SEC on July 30, 1997).

4.2	Bylaws of the Company (incorporated by reference to Exhibit 3.4 to the Registration Statement on Form S-11 (File No. 333-32445) filed with the SEC on July 30, 1997).

4.3	Specimen certificate for Common Stock (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form 10/A Amendment No. 2 (File No. 001-12917) filed with the SEC on May 28, 1997).

4.4

Wellsford Real Properties, Inc. Rollover Plan (incorporated by reference to Exhibit 10.30 to the Registration Statement on Form 10/A Amendment No. 1 (File No. 001-12917) filed with the SEC on May 21, 1997).

4.5

Wellsford Real Properties, Inc. 1997 Management Incentive Plan (incorporated by reference to Exhibit 10.29 to the Registration Statement on Form 10/A Amendment No. 1 (File No. 001-12917) filed with the SEC on May 21, 1997).

4.6

Wellsford Real Properties, Inc. 1998 Management Incentive Plan (incorporated by reference to Exhibit 10.81 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998 (File No. 001-12917) filed with the SEC on March 31, 1999).

5.1	Opinion of Venable LLP regarding the legality of the shares of Common Stock being registered hereby.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Venable LLP (included in Exhibit 5.1).

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 7th day of June, 2006.

WELLSFORD REAL PROPERTIES, INC.

By:	/s/ Jeffrey H. Lynford

Jeffrey H. Lynford

Chairman of the Board, Chief Executive Officer, President and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Jeffrey H. Lynford	Chairman of the Board, Chief	June 7, 2006
Jeffrey H. Lynford	Executive Officer, President and Director

/s/ Mark P. Cantaluppi	Vice President, Chief Financial Officer	June 7, 2006
Mark P. Cantaluppi
/s/ Bonnie R. Cohen	Director	June 7, 2006
Bonnie R. Cohen
/s/ Douglas Crocker II	Director	June 7, 2006
Douglas Crocker II
/s/ Meyer S. Frucher	Director	June 7, 2006
Meyer S. Frucher
__________________________	Director	June 7, 2006
Mark S. Germain
/s/ Edward Lowenthal	Director	June 7, 2006
Edward Lowenthal

EXHIBIT INDEX

Exhibit Number	Description

4.1	Articles of Amendment and Restatement of the Company (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-11 (File No. 333-32445) filed with the SEC on July 30, 1997).

4.2	Bylaws of the Company (incorporated by reference to Exhibit 3.4 to the Registration Statement on Form S-11 (File No. 333-32445) filed with the SEC on July 30, 1997).

4.3	Specimen certificate for Common Stock (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form 10/A Amendment No. 2 (File No. 001-12917) filed with the SEC on May 28, 1997).

4.4

Wellsford Real Properties, Inc. Rollover Plan (incorporated by reference to Exhibit 10.30 to the Registration Statement on Form 10/A Amendment No. 1 (File No. 001-12917) filed with the SEC on May 21, 1997).

4.5

Wellsford Real Properties, Inc. 1997 Management Incentive Plan (incorporated by reference to Exhibit 10.29 to the Registration Statement on Form 10/A Amendment No. 1 (File No. 001-12917) filed with the SEC on May 21, 1997).

4.6

Wellsford Real Properties, Inc. 1998 Management Incentive Plan (incorporated by reference to Exhibit 10.81 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998 (File No. 001-12917) filed with the SEC on March 31, 1999).

5.1	Opinion of Venable LLP regarding the legality of the shares of Common Stock being registered hereby.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Venable LLP (included in Exhibit 5.1).